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                                                                      EXHIBIT 99


                     Pacific Century Financial Corporation
                   Statement Regarding Computation of Ratios
                   Three Months Ended March 31, 2001 & 2000


(in millions of dollars)                                           2001     2000

Earnings:
1.  Income Before Income Taxes                                   $ 60.9   $ 63.8
2.  Plus:  Fixed Charges Including Interest on Deposits           120.9    117.2
                                                                ----------------
3.  Earnings Including Fixed Charges                              181.8    181.0
4.  Less:  Interest on Deposits                                    72.0     68.2
                                                                ----------------
5.  Earnings Excluding Interest on Deposits                      $109.8   $112.8
                                                                ================

Fixed Charges:
6.  Fixed Charges Including Interest on Deposits                 $120.9   $117.2
7.  Less:  Interest on Deposits                                    72.0     68.2
                                                                ----------------
8.  Fixed Charges Excluding Interest on Deposits                 $ 48.9   $ 49.0
                                                                ================

Ratio of Earnings to Fixed Charges
     Including Interest on Deposits (Line 3 divided by Line 6)    1.5 x    1.5 x
     Excluding Interest on Deposits (Line 5 divided by Line 8)    2.2 x    2.3 x